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                                                                    Exhibit 10.1


                                   AGREEMENT

     Agreement made this 1st day of April 1998 by and between SPSS Inc. ("SPSS") with offices at 444 North Michigan Avenue, Chicago, IL 60611 and PRENTICE-HALL, INC. ("PH") with offices at One Lake Street, Upper Saddle River, NJ 07458.

     WHEREAS, SPSS has developed certain computer software which it desires to modify and license to PH for purposes of distribution and marketing, and certain books it would like PH to market and distribute; and

     WHEREAS, PH desires to distribute and market such computer software and books;

     NOW THEREFORE, in consideration of the mutual premises and agreements contained herein, it is hereby agreed as follows:


1.        Definitions

               1.1 "Agreement" shall mean this agreement, together with all exhibits hereto, as each may be amended from time to time in accordance with the terms hereof.

               1.2 "Commercial SPSS Software" shall mean any version of any software developed by or on behalf of SPSS during the term hereof which is intended primarily for research and/or analysis in business, government and academia.

               1.3 "Contract Software" shall refer to the following software in all formats, by all media, on all platforms and for all computer and operating systems, now known or hereafter developed: (i) the software developed by SPSS and listed on Exhibit A, (ii) all new SPSS Educational Versions as defined below; and (iii) all Updates of the foregoing.

               1.4  "Designation" shall be defined as set forth in paragraph
          4.3.

               1.5 "Deliverables" shall mean the work product of the development work to be performed by SPSS in connection with any new SPSS Educational Version or Update which is to be delivered to PH under the terms of this Agreement.

               1.6 "Delivery Date" shall mean the dates that shall be mutually agreed upon by the parties, by which each of the Contract Software is to be delivered.

               1.7 "Documentation" shall mean the manuals, works and documentation which explains the operation of and provides support for the use of the Contract Software and Other SPSS Software, in all formats and media, now known or hereafter developed, and all revisions and new editions thereof, as set forth in Exhibit C.

               1.8  "Errors" shall be defined as set forth in paragraph
          13.1(i).

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               1.9 "Net Cash Received" shall mean sales of copies of the
          Products invoiced to the customer, exclusive of taxes and shipping charges, less actual returns and bad debt.

               1.10 "Net Price" shall mean the price that PH charges to its customer.

               1.11 "New Products" shall mean new SPSS Educational Versions of the Other SPSS Software, new Documentation and new Titles, collectively.

               1.12 "Other SPSS Integrated Version" shall mean any new SPSS Educational Version combined with documentation, CD-ROM electronic books referenced in exhibit G, and text-specific data relating to a textbook(s) published by a publisher other than PH, and packaged with that textbook, and without separate print documentation, Products or Titles.

               1.13 "Other SPSS Software" shall mean any existing SPSS Commercial Software other than the Contract Software, and all new Commercial SPSS software.

               1.14 "Per Unit Cost" shall have the meaning set forth in paragraph 9.2.

               1.15 "PH/SPSS Integrated Version" shall mean any SPSS Educational Version combined with text-specific data relating to PH textbook(s) and documentation, and packaged with the PH textbook(s), and without separate print documentation, Products or Titles.

               1.16 "Products" shall refer to the Contract Software, the Documentation and the Titles, collectively.

               1.17 "Relationship Managers" shall mean the respective persons appointed by each of the parties pursuant to paragraph 5.1 to serve as representative of such party for the purpose of this Agreement.

               1.18 "Secondary Schools" shall mean schools for students in the 7th through 12th grades the United States, and their equivalents in other parts of the Territory.

               1.19 "SPSS Educational Version" shall mean any version of any English-language software developed by or on behalf of SPSS during the term hereof which (i) constitutes an adaptation of English-language Commercial SPSS Software; (ii) is intended primarily for use in an undergraduate academic or instructional setting; and (iii) is for sale to students, secondary schools or 2 or 4 year colleges for academic or instructional use.

               1.20 "SPSS Titles" shall mean all print materials listed on Exhibit B and all other print materials prepared by SPSS during the term of this Agreement, in all formats and media, now known or hereafter developed, and all revisions and new editions thereof, other than Documentation and SPSS promotional materials.

               1.21 "Territory" shall mean the United States, Canada, Australia, Austria, Germany, Holland, Hong Kong, Indonesia, Japan, Korea, Malaysia, Singapore, Sweden, Taiwan, Thailand, and Vietnam.

               1.22 "Updates" shall mean any revised version or new release of the Contract Software which alters, modifies, enhances, improves, corrects errors of or replaces or substitutes for such Contract Software.

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2.        Grant of Rights

               2.1 SPSS grants to PH, during the term hereof, (i) the right and license (exclusive except as stated in paragraph 2.2) to distribute and fulfill orders for the Products, alone or in conjunction with other products, through all channels of distribution now or hereafter existing, for use in Secondary Schools and 2 and 4 year undergraduate institutions, throughout the Territory; (ii) the non-exclusive right and license, shared with SPSS, its subsidiaries and its appointed software distributors, provided such subsidiaries and software distributors are not substantially in the business of educational publishing, to market and promote the Products for sale by PH throughout the Territory; and (iii) subject to terms to be negotiated, the exclusive option to distribute and fulfill orders for the PH/SPSS Integrated Versions from Secondary Schools and 2 and 4 year undergraduate institutions, throughout the Territory.

               2.2 Notwithstanding paragraph 2.1(i), SPSS shall retain (i) the non-exclusive right itself to distribute the Documentation and Titles directly in any market; (ii) the non-exclusive right to distribute the Documentation and Titles through local distributors in any portion of the Territory outside the United States and Canada; (iii) the non-exclusive right itself or through local distributors to distribute the Contract Software in the Secondary Schools market worldwide; (iv) the right to enter into agreements with any other party to produce, market, sell, and/or distribute Other SPSS Integrated Versions worldwide; and (v) the right to distribute the Products for internal
          (SPSS) use and in connection with SPSS customer support. In addition, in consideration of paragraph 18.1, Allyn & Bacon shall not have any distribution rights under this Agreement.

               2.3 PH shall have the non-exclusive right, but not the obligation, to prepare, publish and distribute works about SPSS software other than and in addition to the Titles ("Additional Titles"), and SPSS agrees that PH shall have the non-exclusive right to display SPSS Marks, alone or in conjunction with PH's Marks, on such Additional Titles and in related advertising and promotional materials, subject to paragraph 4.

3.        New Product Development and Rights.

               3.1 The parties agree that, during the term hereof, the development of New Product shall be made in accordance with the following procedures:

                    (a) SPSS shall notify PH in writing about any new English-language Commercial SPSS Software, at or about the time that such software is first shipped.

                    (b) At any time during the term hereof, PH or SPSS may request in writing that the other party consider the development of any New Product. If the other party agrees, the parties will then negotiate in good faith the terms under which SPSS will develop such New Product, including, delineation of the deliverables, any required testing, delivery dates and advances, if any, to be paid as set forth in paragraph 11.2(a).

                    (c) Such New Product shall be subject to the terms and conditions of this Agreement and shall thereafter be included in the definition of "Products."

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               3.2 During the term of this Agreement, in no event shall SPSS have the right to distribute or fulfill orders for New Products or to license such rights to others, except as specifically set forth in paragraph 2.2 or solely to the extent that PH declines to distribute a new SPSS Educational Software product in accordance with paragraph 11.3(b).

               3.3 In the event that SPSS is acquired by or is merged or consolidated into another corporation and SPSS is not a surviving corporate entity, this Agreement shall continue in effect in accordance with its terms following such acquisition, merger or consolidation only with respect to (i) the Products as defined herein as of the date immediately prior to the acquisition, merger or consolidation, (ii) any Updates, and (iii) any New Products which are based upon such Products.

               3.4 SPSS shall not be in breach of this Agreement if SPSS become a party to an agreement allowing a third party to sell new SPSS Educational Versions as a result of an existing agreement acquired by SPSS as a consequence of a merger, consolidation or acquisition of all or substantially all of the stock or assets of another corporation, provided that SPSS shall have no right to renew any such agreement beyond its then current term.

 4.       Advertising of Product and Use of Trademarks

               4.1 SPSS grants to PH, during the term hereof, all rights necessary for the advertisement, promotion and distribution of the Products, including, but not limited to, the right to use excerpts from the Products and the right to use the trade names, trademarks, trade dress, service marks and such other distinctive marks ("Marks") of SPSS. SPSS shall have final approval of any use of SPSS Marks, and any advertisements and promotional materials reflecting SPSS Marks. SPSS approval shall not be unreasonably withheld or delayed.

               4.2 SPSS shall have the right, during the term hereof, to advertise, publicize and promote the fact that PH is the exclusive distributor of the Products in the Territory. PH shall have final approval of any use of any PH Marks and any advertisements and promotional materials reflecting PH Marks. PH approval shall not be unreasonably withheld or delayed.

               4.3 The parties may agree to jointly develop a distinctive designation combining the SPSS Marks and the PH Marks (the "Designation") for display on the Products and in connection with the advertising and promotion of the Products. Each party shall have the right to approve the final design of the Designation and the use of the Designation. Neither party shall make use of the Designation except in connection with the Products. Each party's right to use the Designation shall cease upon expiration of the Agreement, subject to each party's right, as set forth herein, to distribute any inventory in its possession.

               4.4 The parties agree that approval may be assumed for any advertisement, promotional piece or use of a Mark that is substantially similar to one previously approved. Should a party disapprove of an advertisement, promotional piece or use of a Mark, such party shall promptly specify for the other party what changes are to be made to secure approval, consistent with the intent of both parties in entering this Agreement.

               4.5 Nothing in this Agreement creates in PH or SPSS any rights to the Marks of the other party, except as specifically set forth herein.

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5.        Cooperation of Parties

               5.1 Upon execution of this Agreement, PH and SPSS shall each appoint one Relationship Manager and shall promptly notify the other party in writing of the identity and location of such person and of any changes if they occur.

               5.2 PH and SPSS Relationship Managers shall be responsible for the following activities:

                    (a) Representing PH and SPSS, respectively, in matters relating to the performance of this Agreement, including the periodic review of marketing plans for the Products;

                    (b) Submitting and receiving the Deliverables and other materials and documents to be delivered under this Agreement;

                    (c) Proposing and developing any modifications to the payment schedule;

                    (d) Proposing and developing any modifications to the Products;

                    (e) Proposing and agreeing on specifications and scheduling for creation of any New Products;

                    (f)  Arranging any meeting to be held between the parties;
                         and

                    (g) Preparing and implementing market research studies if such studies are deemed by PH and SPSS to be necessary, provided however that each party may implement at its own expense market research that is not agreed to by the other party and the other party shall cooperate with such research.

               5.3 PH shall be entitled, but not obligated, to conduct periodic on-site reviews, with reasonable notice and during normal business hours, of SPSS's development of Educational or Integrated Versions of any software produced by SPSS and the manufacturing of the Products. PH agrees that it will coordinate the time for such on-site reviews with SPSS.

6.        Preparation of Software Deliverables

               6.1 SPSS shall use all customary and commercially reasonable efforts to develop functional specifications for any new software Deliverables.

               6.2 SPSS shall use all customary and commercially reasonable efforts to create and deliver these Deliverables to PH's Relationship Manager (or his or her designee) in accordance with the requirements of this Agreement. SPSS's responsibilities shall include, without limitation, designing packaging for the Products and, upon request by PH, reviewing for accuracy any and all advertising, catalogs or other promotional materials pertaining to the Products. Notwithstanding anything set forth herein to the contrary, SPSS shall deliver the final versions of all new SPSS Educational Versions and Updates by the final Delivery Dates as agreed upon by the parties pursuant to paragraphs 3.1(b) or 8.1, as applicable. In the event that SPSS fails to do so, PH may exercise its rights under paragraphs 19.1 or 19.2, as applicable.

               6.3 PH and SPSS agree that each will act reasonably and in good faith in connection with the preparation and acceptance of the Deliverables as outlined in this paragraph 6.


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          7.   Production of Documentation and Titles

               7.1. SPSS shall produce each SPSS Title as set forth in Exhibit B and all Documentation as set forth on Exhibit C in accordance with the print specifications set forth in Exhibit D. In the event any of the Titles or Documentation has to be changed due to circumstances beyond the control of SPSS, SPSS shall advise PH in writing and, in such event, submit alternative Documentation and Title of equivalent quality for approval by PH. In the event PH does not approve any Documentation and Title, PH may exercise its rights pursuant to paragraph 19.2 and produce the Documentation and Titles itself.

          8.   Preparation of Revisions of Product

               8.1 In the event the parties determine that an Update or a revision or enhancement of Documentation or a Title ("Revision") is necessary to keep the Product competitive in the marketplace, the parties will negotiate in good faith the terms for the specifications, Deliverables, any testing, Product Advances, if any, as set forth in paragraph 11.2, and the Delivery Dates. PH and SPSS will act reasonably and in good faith in connection with the preparation and approval of these Updates and Revisions. Such Updates and/or Revisions shall thereafter be subject to the terms and conditions of this Agreement and shall be included in the definition of "Contract Software," "Documentation", and/or "Title", as applicable.

          9.   Ordering, Shipment and Distribution

               9.1 PH agrees to submit written orders to SPSS for specified quantities of the Products from time to time during the term of this Agreement. Notwithstanding anything set forth herein to the contrary, PH shall not be obligated to order or purchase any copies of the Products.

               9.2 SPSS shall provide PH with its forecast of the per unit price to be paid by PH for the Products (the "Per Unit Cost") within seven
          (7) working days of receipt of a PH order. Such Per Unit Cost shall be no more than the per unit paper, printing and binding costs for the Documentation and the Titles and the per unit cost for duplication of the Contract Software. Within seven (7) working days of its receipt of such forecast, PH will notify SPSS that SPSS should commence fulfillment of the order as set forth herein or that PH is able to secure the manufacture of the applicable Product at a Per Unit Cost which is less than SPSS's forecast.

               9.3 If PH is able to secure the manufacture of the applicable Product on the same schedule as SPSS at a lower Per Unit Cost, SPSS will have 14 working days to notify PH that SPSS will fulfill PH's order at such lower Per Unit Cost. In such event, the quality of the Products shall not vary from the Contract Software of the initial order or the print specifications set forth in Exhibit D, as applicable. If SPSS does not fulfill PH's order at the lower Per Unit Cost, PH may exercise its rights pursuant to paragraph 19 and manufacture the applicable Product itself.

               9.4 If SPSS is to fulfill PH's order, SPSS shall do so within 45 working days of receipt of PH's order and shall furnish PH with the following three sets of shipping documents in advance of shipping: the original negotiable bill of lading, packing list and commercial invoice per PH's shipping instructions. PH will pay SPSS the per unit price within 45 working days after acceptance by PH of the delivered Products.

               9.5 Shipments by SPSS shall be F.O.B. destination and SPSS assumes all risk of loss or damage to the Products until delivered to PH. SPSS agrees to ship the Products in accordance with PH's instructions and to be responsible for arranging freight and insurance and shipping and handling. PH agrees to reimburse SPSS for the freight, insurance and shipping and handling charges, provided that PH first approves such charges. Products

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          shall be shipped in saleable condition and copies received which are not in saleable condition or which are returned to PH by the end-user as defective shall at the option of SPSS, be returned to SPSS at SPSS's expense or destroyed by PH at SPSS's expense.

               9.6 SPSS agrees to place on all copies of the Products delivered to PH an ISBN and bar code as directed by PH and to supply such other product identification codes as PH shall reasonably request.

               9.7 SPSS agrees to promptly turn over to PH all orders for the Products, except as set forth in paragraph 2.2, for fulfillment by PH and to inform all customers of PH's exclusive distributorship.

               9.8 Except as set forth in paragraph 4.4, all matters pertaining to pricing, discounts, marketing and selling of the Products shall be determined by PH.


          10.  PH Distribution and Promotion

               10.1 PH agrees:

                    (a) to use customary and reasonable efforts to promote sales of the Products, including preparing and producing all advertising copy, catalogs and other promotional materials deemed necessary by PH,

                    (b)  to fulfill orders received for the Products.

                    (c) to encourage authors of works on statistics or other subjects directly related to SPSS products who have entered into agreements with PH to refer to or describe SPSS products, including the Contract Software, within such works when appropriate.

                    (d) that SPSS may purchase copies of the Documentation, Titles and/or other PH titles in accordance with PH's standard discount policies for distribution to fulfill orders that may be received by SPSS during the performance of customer service.

                    (e) to maintain sufficient inventory of the Products to fulfill the demand for the Products.

                    (f) to provide SPSS with monthly statements describing the sales of the Products, by the fifteenth working day of the following month.

                    (g) to allow SPSS to attend and participate in PH meetings, such as sales meetings, as may be reasonably requested by SPSS.

                    (h) to encourage PH editors to contract with SPSS to do "PH/SPSS Integrated Versions."

          11.  Compensation

               11.1 As full consideration for all rights and licenses granted or relinquished hereunder and the initial and ongoing services to be provided by SPSS, PH agrees to pay to SPSS:

                    (a) A royalty of 25% on sales of each of the Contract Software based on the net cash received by PH from sales of the Contract Software in the United States and Canada.

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                (b) A royalty of 30% on sales of each of the Titles based on the net cash received by PH from the sales of each Title in the United States and Canada..

                (c) A royalty of 35% on sales of the Documentation based on the net cash received by PH from the sales of Documentation in the United States and Canada.

                (d) A royalty of 17.5% for sales of the Contract Software, Titles and Documentation outside the United States and Canada.

     If PH packages or sells Products together with other products ( a "Package" or "Value Pack"), the net price of such Product for the purpose of calculating royalty payment will be an amount equal to the Product's net price divided by the sum of the net prices of each individual product in the Package, multiplied by the net price of the Package.

     No royalty shall be paid on copies of the Product (i) destroyed or returned to SPSS pursuant to paragraph 12 or (ii) on copies given away gratis to instructors for review or promotional purposes.

          11.2 (a) PH agrees to pay to SPSS an advance against royalties for each new SPSS Educational Version or Update ("Advance") equal to 50% of the expected first year royalty which shall have been mutually agreed upon by the parties for the new SPSS Educational Version or Update at issue, payable as follows:

                (i) one-half, upon SPSS's commencement of the development of the new SPSS Educational Version or Update; and

                (ii) one-half, within 30 days after the initial date of PH's distribution of such new SPSS Educational Version or Update.

                (b) Notwithstanding anything set forth in paragraph 11.2 (a) to the contrary, if SPSS does not deliver by the final Delivery Dates agreed upon by the parties pursuant to paragraphs 3.1(b) or 8.1, as applicable,
     (i) final operational new SPSS Educational Versions or Updates which substantially conform to the specifications to be agreed to by the parties and/or (ii) related Documentation which is materially accurate, PH shall have the right to reduce the Advance by 50%. Furthermore, in the event that SPSS fails to deliver final versions of such new SPSS Educational Versions or Updates within one year from the final agreed Delivery Date and the first portion of the Advance has been paid as set forth in paragraph 11.2(a)(i), PH may notify SPSS in writing that it will no longer accept delivery of such new SPSS Educational Version or Update, and PH shall have the right to recover any Advance made to SPSS in connection with such new SPSS Educational Version or Update from any amounts otherwise due to SPSS hereunder. PH agrees that, if sales of a new SPSS Educational Version or Update or any other Product do not enable PH to recover the Advance for such new SPSS Educational Version or Update, SPSS will have no obligation to repay PH the uncovered portion of such Advance. Nothing set forth in this paragraph 11.2(b) shall be deemed to be or construed as a waiver of any other rights or remedies that PH may have under this Agreement or at law or in equity.

          11.3 (a) In the event that PH requests that SPSS develop an Update, PH shall notify SPSS, and provide an estimate of the Advance. If in the good faith judgment of SPSS, the development costs for such Update would be more than double the amount of the Advance, SPSS shall have the absolute right to decline to do the Update upon notice to PH in writing. If for any other reason, SPSS does not believe that such development is commercially reasonable, SPSS shall notify PH thereof, in writing, specifying the reasons for such determination. In the latter case, if, PH still desires SPSS to commence development of such Update, PH will notify SPSS thereof, in writing, in which event, the parties shall comply with the procedures set forth in paragraphs 3 or 8 and

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     11.2, as applicable, except that the Advance will be multiplied by two and SPSS shall receive royalties as set forth in paragraph 11.1. PH agrees that, if its sales of such Update do not enable PH to recover the Advance for such Update, SPSS will have no obligation to repay PH the unrecovered portion of such Advance.

          (b) In the event that SPSS wishes to develop a new SPSS Educational Version or Update and PH does not believe that the development and/or distribution of such new SPSS Educational Version or Update is commercially reasonable, PH shall notify SPSS in writing, specifying the reasons for such determination. If, notwithstanding PH's opinion, SPSS desires to commence development of such new SPSS Educational Version or Update, SPSS will notify PH in writing. At such time, PH will notify SPSS, in writing, either that it wishes to comply with the procedures set forth in paragraphs 3 or 8 and 11.2, as applicable, or that it will not pay an Advance for such new SPSS Educational Version or Update. If PH notifies SPSS that it will not pay an Advance, SPSS may offer a third party the right to develop and distribute such new SPSS Educational Version or Update, provided that PH shall have the right of last refusal to match any terms offered by the third party. If SPSS and the third party enter into an agreement, such new SPSS Educational Version or Update shall not be included in the definition of "Contract Software" and SPSS shall not use the Designation (as defined in paragraph 4.3) in connection with such new SPSS Educational Version or Update.

               11.4 PH will report on the sale of the Products by March 31 and September 30 of each year ("Reporting Dates") for the six month period ending the prior December 31 and June 30, respectively. With each report of sales, PH will make settlement for any balance shown to be due less a reasonable reserve for returns.

               11.5 Except as limited in paragraph 11.3(a), all Advances paid to SPSS hereunder shall be recoupable from royalties otherwise payable pursuant to paragraph 11.1 and 11.3. In the event that, as of any Reporting Date, the total royalties earned on the sale of the Products ("Earned Royalties") do not exceed the aggregate amount of the advance payments made to SPSS hereunder (other than any Advance pursuant to paragraph 11.3(a)) ("Aggregate Advance"), PH shall be entitled to reduce any future advance payments by the amount that the Aggregate Advance exceeds the Earned Royalties.

               11.6 The parties agree that, during the term hereof, at the expiration of each Fiscal Year (January 1 through December 31), PH will provide SPSS with a report setting forth (i) PH's total Per Unit Costs (as defined in paragraph 9.2) for the Products sold by PH during such Fiscal Year ("Fiscal Unit Costs") and (ii) PH's total Net Cash Received for the Products sold, during such fiscal year ("Fiscal Net Sales"). If the Fiscal Unit Costs total less than 19% of the Fiscal Net Sales ("Budget Costs"), PH will pay SPSS one-half of the difference between the Budget Costs and Fiscal Unit Costs. If the Fiscal Unit Costs total more than the Budget Costs, SPSS will pay PH one-half of the difference between the Budget Costs and Fiscal Unit Costs. Any payments due under this paragraph 11.6 will be made within 60 days of the end of each Fiscal Year and will be considered separate from any royalty payments made under this Agreement.

               11.7 PH will maintain relevant records with respect to any royalty report or statement provided to SPSS under the Agreement for a two year period from the date of the statement. SPSS may, at SPSS's expense, during normal business hours and upon reasonable notice not more frequently than once each year, on its own or using a competent professional representative, examine the relevant records pertaining to the statement for the purpose of verifying its accuracy. SPSS agrees to keep confidential all information relating to the business affairs of PH and to impose such obligation on his/her representatives. Royalty statements will be final and binding upon SPSS after two years. In the event any underpayment or overpayment is discovered, PH shall promptly pay any underpayment and SPSS shall repay any overpayment or allow PH to take a credit for such overpayment.


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12.       Discontinue Distribution

          If PH decides that the public demand for any Product no longer warrants its continued marketing and distribution, PH will notify SPSS thereof, whereupon, SPSS may request that PH return any remaining inventory of such Product to SPSS for distribution by SPSS, and PH will do so, provided that SPSS
(i) pays for all freight and insurance expenses and shipping and handling charges in connection therewith, (ii) gives PH a full refund at the per unit price for such inventory. If SPSS does not purchase such inventory from PH within 15 days of PH's notification, PH may either destroy or sell it, as PH deems appropriate, provided however that any buyer shall be bound by the terms set forth in this Agreement, and that if PH sells the inventory, royalties will be paid to SPSS pursuant to paragraph 11.

13.       Representations and Warranties

               13.1     SPSS represents and warrants that:

          (a) It has full power and authority to grant the rights granted hereunder;

          (b) It is financially sound and technically competent to perform its obligations hereunder, and agrees that any change in such status shall be immediately communicated in writing to PH;

          (c) It shall develop the Contract Software in accordance with customary professional standards applicable to the development of software.

          (d) The development, preparation and manufacture of the Products shall be in accordance with and shall not violate applicable federal, state and local laws, rules and regulations and that SPSS shall obtain all permits or permissions required to be in compliance therewith;

          (e) No licenses, grant of rights or permissions other than as set forth herein is required for PH to exercise all rights granted hereunder;

          (f) Except to the extent developed by PH or its employees, the Deliverables and all portions thereof shall be developed by SPSS employees or by consultants who have executed enforceable non-disclosure and "work made for hire" agreements with SPSS. SPSS shall at all times remain responsible for the Deliverables and the final Products and for all obligations, warranties and indemnities of SPSS pursuant to this Agreement.

          (g) Neither the Deliverables nor the Products nor their content, promotion, advertisement, sale, distribution, disposition or use by end-users will infringe or violate any copyright, patent, trade secret, trademark, right of publicity or privacy or other personal or proprietary right of any third party or contain any defamatory, libelous or obscene materials or any matter injurious to man or machine. SPSS represents that, during the term of this Agreement, it will do all things necessary to maintain its copyright protection in the Products;

          (h) The performance of the terms of this Agreement and of SPSS's obligations hereunder shall not breach any separate agreement by which SPSS is bound; and

          (i) During the term hereof, the Contract Software will be substantially free of errors that interfere with its use under normal use and conditions, and the Documentation and Titles will not contain substantially inaccurate information that interferes with its use (collectively, and respectively, "Errors"). (a) If PH determines that the Contract Software or Documentation or Titles contain any such Error, it shall promptly send a written notice to SPSS describing the Error (and, in the case of the Contract Software) the conditions under which the Error arose. SPSS shall promptly test the Contract Software and review the Documentation or Title. (b) If the Error is in the Contract Software, SPSS will promptly inform PH of its classification of the severity of the error, using the same process and scale as it does for its Commercial SPSS software and what action SPSS considers to be commercially reasonable to address the Error based on that classification. SPSS may elect to correct the Error immediately, provide a workaround for the Error, correct the Error in a future version, or whatever else it deems commercially reasonable, including not addressing the Error. If PH finds SPSS' actions to be insufficient, PH, at its option and expense, may exercise its rights under paragraph 19 and take such corrective steps as it deems necessary. (c) If the Error is in the Documentation or Title, SPSS will promptly inform PH of what SPSS considers to be commercially reasonable to address the Error. SPSS may elect to correct the Error immediately, correct the Error in a future edition, or whatever else it deems commercially reasonable. If PH finds SPSS' actions to be insufficient, PH, at its option and expense, may exercise its rights under paragraph 19 and take such corrective steps as it deems necessary. EXCEPT AS OTHERWISE SET FORTH HEREIN, THE WARRANTIES SET FORTH IN THIS SUB-PARAGRAPH 13(i) ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES WITH RESPECT TO THE PERFORMANCE OF THE CONTRACT SOFTWARE. SPSS MAKES NO OTHER WARRANTIES WITH RESPECT TO THE PERFORMANCE OF THE CONTRACT SOFTWARE, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE SPECIFICALLY EXCLUDED.

               13.2 SPSS shall provide PH with complete, packaged Contract Software with documentation containing licenses, all warranties, disclosures and representations concerning the Contract Software and its use, and such licenses, warranties, disclosures and representations of SPSS will be extended to the end user. PH has no authority, express or implied, to make any representations, warranties, or disclosures to customers or users concerning the Contract Software or their use beyond that information and documentation which is provided by SPSS.

               13.3  PH represents and warrants that:

                    (a) It possesses full power and authority to enter into this Agreement and to fulfill its obligations hereunder;

                    (b) It is financially sound and competent to perform its obligations hereunder, and agrees that any change in such status shall be immediately communicated in writing to SPSS;

                    (c) The performance of the terms of this Agreement and of PH's obligations hereunder shall not breach any separate agreement by which PH is bound;

                    (d) Its marketing and distribution of the Products shall be in accordance with and shall not violate applicable federal, state and local laws, rules and regulations;

                    (e) All contributions of PH to the Deliverables which do not originate with SPSS, shall not infringe intellectual property rights of third parties.

14.       Maintenance and Support and Training

               14.1 SPSS shall provide technical support to the instructors adopting the Contract Software, via telephone, during SPSS's normal business hours, Monday through Friday, except official holidays. SPSS shall provide PH with an example of a document informing the instructors that such support is available and PH will distribute copies of such document to such instructors. PH shall not be required or obligated to provide support or maintenance to end-users of the Software but may do so if the technical support provided by SPSS is not satisfactory.

          14.2 At PH's request, SPSS will provide, free of charge, to PH such reasonable number of hours of support and technical training relating to the use and operation of the Contract Software as PH deems reasonably necessary to effectuate the purpose of this Agreement.

     15.  Term/Termination

          15.1 This Agreement shall become effective as of the date hereof and extend for a period of five (5) years unless terminated sooner as set forth in paragraph 15.5 or extended as set forth in paragraphs 15.2 or 15.4.

          15.2 PH shall have the option to renew this Agreement for an additional five (5) year term ("Renewal Term") upon written notice to SPSS in the event that royalties earned in connection with the sale of the Products total at least $2,750,000 (inclusive) at the date of expiration of the Term or PH agrees to tender the difference.

          15.3 If aggregate royalties paid to SPSS for sales of the Products have reached $1,100,000 by the conclusion of the second year of this Agreement, all rights set forth in paragraph 2 shall remain in effect for the full term of the Agreement. If PH fails to pay such royalties by the conclusion of the second year of the Agreement, PH's right to distribute and fulfill orders for the Titles and Documentation shall continue as set forth in paragraph 2, but PH's right to distribute and fulfill orders for the SPSS Educational Versions shall become non-exclusive for the balance of the Term, provided that SPSS:

                a) notifies PH in writing, at least 30 days in advance, of its intention to exercise its rights under this provision;
                b) repays to PH all outstanding unearned Advances;
                c) agrees to allow PH to return inventory of SPSS Educational
                   Versions in excess of a 1 year supply (as determined by PH's prior year's sales); and
                d) agrees to offer PH equivalent or substantially similar terms
                   (royalty percentage and Advances) to those SPSS offers any other party distributing or fulfilling orders for SPSS Educational Versions.

          15.4 In the event that PH fails to recover all Advance payments made to SPSS hereunder (other than Advances made pursuant to paragraph 11.3(a) from royalties otherwise payable to SPSS hereunder as of the date of expiration of the Agreement, the Initial Term shall be automatically extended for an additional nine (9) month period, except that PH's right to distribute and fulfill orders for the Products will be non-exclusive. PH shall have no obligation to pay additional advances in connection with such extension.

          15.5 This Agreement may be terminated immediately by a party upon written notice to the other under any of the following conditions:

               (a)  if the other party shall be declared insolvent or bankrupt;

               (b) if a petition is filed in any court and not dismissed in ninety (90) days to declare the other party bankrupt or for a reorganization under the Bankruptcy Law or any similar statute;

               (c) if a Trustee in Bankruptcy or a Receiver or similar entity is appointed for the other party; or

               (d) if the other party is in breach of a material term or condition of this Agreement and fails to cure such breach within 30 days of receipt of notice of such breach.

          15.6 Upon expiration or termination of this Agreement in accordance with the terms hereof, PH shall have the non-exclusive right to market and distribute its inventory of the Products, subject to any royalty obligations as set forth herein. Notwithstanding the foregoing, SPSS shall have the right to request that PH return such inventory to SPSS, provided that SPSS (i) pays for all freight and insurance expenses and shipping and handling charges in connection therewith, and (ii) gives PH a full refund at the Per Unit Cost for such inventory. In the event of return to SPSS, no royalties shall be due SPSS, and PH shall have no further rights to market and distribute the Products. The parties agree to continue their cooperation in order to effect an orderly termination of their relationship.

16.       Indemnification

          16.1 SPSS shall indemnify, defend and hold harmless PH against all claims, demands, suits, liabilities, losses, damages, judgments, settlements, costs and expenses, including attorneys' fees and court costs, that PH may sustain or incur by reason of any breach or alleged breach of any representation, warranty or covenant contained in this Agreement or as a result of, in connection with or arising out of the end-users' use of the Products, including, without limitation, as a result of, in connection with or arising out of any error, failure, defect or other fault of the Products, except to the extent that SPSS did not create, through its actions or omissions, such error, failure, defect or fault. In the event that SPSS does not repay PH the damages, costs or expenses incurred by PH hereunder in a timely manner, PH shall have the right to withhold sums otherwise due to SPSS under this Agreement.

          16.2 If, in response to a notice of claim or a threat of suit for infringement or violation of any copyright, patent or other intellectual property right, SPSS prepares a non-infringing version of the Commercial SPSS Software or procures the right to continue to reproduce, use or distribute the intellectual property at issue in connection with the Commercial SPSS Software, SPSS agrees to take the same corrective measures in connection with the corresponding SPSS Educational Version.

          16.3 PH shall indemnify, defend and hold harmless SPSS against all claims, demands, suits, liabilities, losses, damages, judgments, settlements, costs and expenses, including attorneys' fees and court costs, that SPSS may sustain or incur by reason of any breach or alleged breach of any representation, warranty or covenant made by PH hereunder.

          16.4 If a claim, suit, proceeding, action or demand (hereinafter referred to as "Claim") is made against a party indemnified pursuant to this paragraph 16 ("Indemnitee"), the Indemnitee will promptly notify the other party ("Indemnitor") of such Claim. Indemnitor may elect to undertake the defense of such Claim, with legal counsel approved by Indemnitee (which approval shall not be unreasonably withheld), provided, however, that Indemnitor shall not be entitled to assume the defense on Indemnitee's behalf for any Claim which seeks an order, injunction, or other equitable relief against Indemnitee. Should such a Claim be brought, Indemnitee shall have the right to assume and control the defense of such Claim, at Indemnitor's expense. Should Indemnitor elect to assume the defense of a Claim pursuant to the provisions of this paragraph and legal defenses are available to Indemnitee which are different from or in addition to those available to Indemnitor, or a conflict exists which precludes representation of Indemnitee and Indemnitor by the same counsel, Indemnitee may retain counsel to act as co-counsel on behalf of Indemnitee, at the expense of Indemnitor. In the event that Indemnitor desires to settle any Claim that it is defending, Indemnitee shall have the right to approve any settlement providing for any relief other than the payment of money; which approval shall not be unreasonably withheld.

               16.5 The parties agree that the party controlling the defense of a Claim shall have the reasonable cooperation and assistance of the other party in the defense of such Claim.

17.       Confidentiality

               17.1 Each party hereto (the "Disclosing Party") may disclose to the other ("Recipient") Confidential Information to further the performance of this Agreement. Confidential Information includes, but is not limited to, technical and business information relating to Disclosing Party's products, research and development, production, costs, engineering processes, profit or margin information, finances, customers, marketing and future business plans. Confidential Information also may include proprietary or confidential information of another party that Disclosing Party is under an obligation to keep confidential. All Confidential Information shall remain the sole property of Disclosing Party and Recipient shall have no rights to the Confidential Information, except as set forth herein. Recipient agrees that it shall hold the Confidential Information in strict confidence. Recipient further agrees that it shall not make any disclosure of the Confidential Information (including methods or concepts utilized in the Confidential Information) to anyone without the express written consent of Disclosing Party, except to employees, consultants or agents to whom disclosure is necessary to the performance of this Agreement. Recipient shall take all reasonable steps to ensure the confidentiality of all Confidential Information.

               17.2 After expiration or termination of this Agreement, upon request, Recipient shall promptly return all originals and copies thereof of any requested Confidential Information disclosed by Disclosing Party which has been fixed in any tangible means of expression. Notwithstanding the foregoing, PH shall have no obligation to turn over any information or items that it needs to exercise its rights hereunder, including, without limitation, paragraphs 15.6 and 19.

               17.3 Notwithstanding the provisions of this Agreement, nothing received by Recipient shall be considered to be Confidential Information if: (i) it has been published or is otherwise readily available to the public other than by breach of this Agreement; (ii) it has been rightfully received by Recipient from a third party without Confidentiality limitations; (iii) it was known to or rightfully in the possession of Recipient at the time of disclosure;
          (iv) it has been intentionally disclosed by Disclosing Party to a third party without restriction on disclosure; or (v) it is required to be disclosed by law or court order, provided that prior written notice of such required disclosure and a reasonable opportunity to oppose or limit disclosure is given to Disclosing Party.

18.       Exclusive Product

          PH agrees that, as of the date hereof and for the Term hereof:

               18.1 The Simon & Schuster Higher Education Division (which shall include all the college divisions of Prentice-Hall, Inc., but excluding Allyn & Bacon and its operating divisions ) will refrain from entering into agreements with SPSS competitors listed in Exhibit F ("SPSS Competitors") for the distribution of educational versions of software that compete with the Contract Software, such software being also listed in Exhibit F. Exhibit F may be amended by mutual consent of the parties in response to changes in industry conditions, which consent shall not be unreasonably withheld.

               18.2 Notwithstanding the foregoing, the Simon & Schuster Higher Education Division may enter into agreements with SPSS Competitors or any other party to produce Integrated Versions of SPSS Competitors' products. As used in this Agreement, "Integrated Versions of SPSS Competitors' Products" shall mean any new educational version of an SPSS Competitor's product combined with documentation, CD-ROM electronic books of such products, and text-specific data relating to a textbook(s) published by PH, and packaged with that textbook, and without separate print documentation, Competitors' products or titles.

               18.3 PH shall not be in breach of paragraph 18.1 if the Simon & Schuster Higher Education Division or its divisions become a party to and fulfills the terms of such an agreement as a consequence of the acquisition of the Simon & Schuster Higher Education Division, or a merger, consolidation or acquisition of all or substantially all of the stock or assets of another corporation ("Acquisition").

               18.4 If PH acquires all or substantially all of the stock or assets of, or merges with, an SPSS Competitor during the Initial Term, it will notify SPSS thereof. In such event, SPSS has the option to terminate PH's right to renew this Agreement as set forth in paragraph
          15.2 upon written notification to PH at least 90 days prior to the expiration of the Initial Term.

19.       Escrow/SPSS Breach

          In the event that (i) SPSS is in material breach of any term, provision or condition of this Agreement; (ii) SPSS ceases to exist, to function as a going concern, or to conduct its operations in the normal course of business; (iii) SPSS is declared insolvent or bankrupt or makes an assignment for the benefit of its creditors; (iv) a petition is filed in any court and not dismissed in ninety days to declare SPSS bankrupt for a reorganization under Bankruptcy Law or any similar statute; (v) a Trustee in bankruptcy or a receiver or similar entity is appointed for SPSS; or (vi) in the circumstances set forth in paragraphs 6.2, 7.1, 9.3, 13.1(i) or 17.2:

               19.1 PH shall be given access to copies of the full proprietary source language statements of the most recent versions of the Contract Software and related documentation (hereinafter "Source Code Package") in accordance with the terms set forth in an agreement substantially similar to the Escrow Agreement annexed hereto as Exhibit E which shall be executed by SPSS, PH and the escrow agent simultaneous with or immediately following the execution of this Agreement. PH shall have the right to use such Source Code Package to reproduce, duplicate and manufacture copies of the Contract Software, at its expense, and to exercise all rights granted hereunder with respect to the Contract Software in accordance with the terms set forth herein. In cases where PH has access to the Source Code Package as a result of a material breach by SPSS, PH agrees to use such Source Code Package only to the extent necessary to perform the obligation that SPSS has breached.

          (a) Upon execution of this Agreement, such Source Code Package shall be deposited with the escrow agent pursuant to the Escrow Agreement and maintained, during the term hereof, in a form sufficient to permit a data processing professional familiar with such software to create an executable copy of such Contract Software. Such Source Code Package shall include precise identification of all compilers, library packages, utilities and linkers necessary to generate executable code.

          (b) When and if, during the term of this Agreement, SPSS provides PH with new SPSS Educational Versions of Other SPSS Software, or Updates, as the case may be, then within 10 days of acceptance of such software by PH, SPSS shall deposit a Source Code Package for such software and give notice of such delivery.

          (c) All fees and expenses charged by the escrow agent shall be borne as set forth in Exhibit E.

               19.2 PH shall have the right to print copies of the Documentation and the Titles, at its expense, and to exercise all rights granted hereunder with respect to the Documentation and the Titles in accordance with the terms set forth herein. Upon PH's request and at its expense, SPSS shall deliver the film of the Documentation and the Titles to PH. If SPSS fails to do so, PH shall have the right to have such film produced at PH's expense. Notwithstanding anything contained herein to the contrary, SPSS shall retain copyright ownership rights to the Documentation and Titles, subject to PH's rights under this Agreement.

               19.3 PH may exercise all rights under this paragraph 19 without any liability to SPSS except for any royalty payments that may be due as set forth herein.

               19.4 Nothing set forth in this paragraph 19 shall be deemed to be or construed as a waiver of any other rights or remedies that PH may have under this Agreement or at law or in equity.

20.       General

               20.1 Except as set forth in paragraph 16, each party waives any right it may have to special, consequential or incidental damages, including lost profits, even if such party provides advance notice of the possibility of such damages.

               20.2 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND FULLY PERFORMED THEREIN. Exclusive jurisdiction for all suits, proceedings, disputes, controversy or claim arising out of, in connection with, or in relation to this Agreement, or the breach thereof, shall be only in the appropriate state court located in New York County or the federal court sitting in the Southern District of New York.

               20.3 This Agreement, the Exhibits annexed hereto, and the Source Code Escrow Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations, commitments, writings and all other communications between the parties, both oral and written. This Agreement may not be released, discharged, changed or modified except by an instrument in writing signed by a duly authorized officer of each of the parties. The terms of this Agreement shall prevail in the event that there shall be any variance with the terms and conditions of any invoice or other such document submitted by SPSS or any purchase order or any other such document submitted by PH. This Agreement shall not be valid until signed and accepted by both parties and no change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

               20.4 It is expressly agreed that under no circumstances shall this Agreement create any actual or apparent authority, partnership or relationship of employer and employee between the parties. This Agreement shall not be construed as authority for either party to act for the other party or to make commitments of any kind for the accounts of, or on behalf of, the other party, except to the extent, and for the purposes, expressly provided for and set forth herein.

               20.5 All notices contemplated or required hereunder shall be given in writing and shall become effective on the date actually delivered by hand and received by recipient, five days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or one day after being sent by overnight courier services, freight prepaid:


          To PH:           Prentice-Hall, Inc.
                           One Lake Street
                           Upper Saddle River, NJ 07458
                           Attention: President, PH College,
                           Engineering Science & Math

          With a copy to:  Simon & Schuster

                           Legal Department
                           One Lake Street
                           Upper Saddle River, NJ 07458
                           Attention: Vice President and Deputy General Counsel

          To SPSS:         SPSS Inc.
                           444 North Michigan Avenue
                           Chicago, IL 60611
                           Attention: Edward Hamburg
                                      Chief Financial Officer
                                      and Executive Vice President

               20.6 This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

               20.7 If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other part or provision of this Agreement.

               20.8 No waiver by any party of any breach of any provision hereof shall constitute a waiver of any other breach of that or any other provision hereof.

               20.9 Nothing contained herein can be deemed or construed to limit PH's discretion in the operation of any part or aspect of its business, except as set forth herein.

               20.10 All remedies, rights and obligations contained in this Agreement shall be cumulative and none of them shall limit or preclude any remedy or right available under this Agreement or at law or in equity.

               20.11 Following the expiration or termination of this Agreement, whether by its terms, operation of law or otherwise, the terms, provisions and conditions set forth in paragraphs 13, 14, 15.6, 16, 17, and 20 as well as any term, provision or condition required for the interpretation of this Agreement or necessary for the full observation and performance by each party hereto of all rights and obligations arising prior to the date of expiration or termination shall survive such expiration or termination.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement by a duly authorized officer as of the date set forth above.


                                        SPSS INC.

                                        By:  /s/  Mark Battaglia
                                            --------------------

                                        Title:  Executive Vice President
                                               -------------------------


                                        PRENTICE-HALL, INC.

                                        By:  /s/  Jerome Grant
                                            ------------------

                                        Title:  Editor-in-Chief
                                               ----------------

                                   EXHIBIT A

                            Contract Software S/034

SPSS/PC+ Studentware Plus                            0-13-178021-2
SPSS 6.1 for Windows Student Version                 0-13-486077-2
SPSS 6.1 for Windows for the Business Student        0-13-486085-3
SPSS 6.1 for the Macintosh Student Version           0-13-350091-8
SPSS 7.5 for Windows Student Version, CD ROM         0-13-631680-8
SPSS 7.5 for Windows Student Version, 3.5" disks     0-13-656919-6
SPSS 8.0 for Windows Student Version                 0-13-687377-4
SYSTAT 6.0 for Windows Student Version               0-13-659970-2
SYSTAT 8.0 for Windows Student Version
                                                     -------------

                                   EXHIBIT B

                                  TITLES S/028

SPSS Guide to Data Analysis of SPSS/PC+, 2/e         0-13-178443-9
SPSS Guide to Data Analysis Version 4.0              0-13-178096-4
SPSS 6.1 Guide to Data Analysis                      0-13-437054-6
SPSS 6.1 for Windows Brief Guide                     0-13-455677-1
SPSS 7.5 Guide to Data Analysis                      0-13-656877-7
SPSS 7.5 for Windows Brief Guide                     0-13-656885-8
SPSS 8.0 Guide to Data Analysis                      0-13-687484-3
SPSS 8.0 for Windows Brief Guide                     0-13-687914-4
SYSTAT 6.0 for Windows Brief Guide,                  0-13-618885-0
Introductory Statistics with SYSTAT                  0-13-903329-7

                                   EXHIBIT C
                              DOCUMENTATION S/070

SPSS Reference Guide Version 4.0                                0-13-177858-7
SPSS Base System User's Guide 4.0                               0-13-177866-8

SPSS Advanced Statistics User's Guide                           0-13-177940-0

SPSS/PC+ Base System User's Guide Version 5.0                   0-13-177692-4
SPSS/PC+ Professional Statistics Version 5.0                    0-13-177700-9
SPSS/PC+ Advanced Statistics Version 5.0                        0-13-177718-1

SPSS for Windows Base System User's Guide Release 6.0           0-13-178856-6

SPSS 6.1 Base System User's Guide, Part 1, UNIX Version         0-13-459651-0
SPSS 6.1 Base System User's Guide, Open VMS Version             0-13-462441-6
SPSS 6.1 Base System User's Guide, Part 1, Mac Version          0-13-438862-3
SPSS 6.1 Base System User's Guide, Part 2                       0-13-438870-4

SPSS Professional Statistics 6.1                                0-13-190125-7

SPSS Advanced Statistics 6.1                                    0-13-200065-2

SPSS 6.1 Base System Syntax Reference Guide                     0-13-438250-1
SPSS 6.1 for Windows Update  0-13-182338-8

SPSS Base 7.0 for Windows User's Guide                          0-13-476300-9
SPSS Base 7.0 Applications Guide                                0-13-476318-1
SPSS Base 7.0 Syntax Reference Guide                            0-13-476326-2
SPSS Advanced Statistics 7.0 Update                             0-13-476334-3
SPSS Base 7.5 Applications Guide                                0-13-656992-7
SPSS Professional Statistics 7.5                                0-13-656935-8
SPSS Advanced Statistics 7.5                                    0-13-656927-7
SPSS Base 7.5 User's Guide                                      0-13-657214-6
SPSS Base 7.5 Syntax Reference Guide                            0-13-656943-9

                              EXHIBIT C Continued

SPSS Base 8.0 Graphics                                     0-13-095891-3
SPSS Base 8.0 User's Guide                                 0-13-688590-X
SPSS Base 8.0 Syntax Reference Guide                       0-13-688533-0
SPSS Advanced Statistics 8.0                               0-13-688400-8
SPSS Base 8.0 Applications Guide                           0-13-687949-7

SYSTAT for Windows Version 5, Getting Started              0-13-437237-9
SYSTAT for Windows Version 5, Data                         0-13-437245-X
SYSTAT for Windows Version 5, Statistics                   0-13-437252-2
SYSTAT for Windows Version 5, Graphics                     0-13-437062-7

SYSTAT 6.0 for Windows:  Command Reference                 0-13-654310-3
SYSTAT 6.0 for Windows:  Data                              0-13-654485-1
SYSTAT 6.0 for Windows:  Graphics                          0-13-654393-6
SYSTAT 6.0 for Windows:  Statistics                        0-13-654352-9

SYSTAT 7.0:  Command Reference                             0-13-644618-3
SYSTAT 7.0:  New Statistics                                0-13-644627-2
SYSTAT 7.0:  Graphics                                      0-13-676909-8
SYSTAT 7.0:  Data                                          0-13-676917-9
SYSTAT 7.0:  Statistics                                    0-13-679739-3

                                   EXHIBIT D
               Print Specifications for Documentation and Titles

Page sizes:                  7" x 9"
                             7-3/8" x 9'
                             8-1/2' x 12"

Binding:                     Perfect or layflat
                             Saddle stitch (not greater than 104 pages)

Text stock:                  45# New Era Matte or equivalent
                             brightness 78+, opacity 89+

Text prints:                 Black only
                             Black and second color

Cover stock:                 80# LOE Dull
                             10 pt. Carolina
                             Cover is film laminated or UV coated on one side

Cover prints:                Two colors: 2-0-0-2

Packaging:                   Bulk in cartons

Pallet size:                 40" x 48" or as required

Over/under Margins:          10%

                                   EXHIBIT E
                                    ESCROW #

                          SOURCE CODE ESCROW AGREEMENT

     between

PRODUCER, FORT KNOX and SINGLE LICENSEE

     This Escrow Agreement ("Agreement") is made as of this       day of
                                                            -----
                 , 1998, by and between SPSS Inc. ("Producer"), Fort Knox Escrow
-----------------
Services, Inc. ("Fort Knox") and Prentice-Hall, Inc. ("Licensee").

Preliminary Statement. Producer intends to deliver to Fort Knox a sealed package containing magnetic tapes, disks, disk packs, or other forms of media, in machine readable form, and the written documentation prepared in connection therewith, and any subsequent updates or changes thereto (the "Deposit Materials") for the computer software products (the "System(s)"), all as identified from time to time on Exhibit 2 hereto. Producer desires Fort Knox to hold the Deposit Materials, and, upon certain events, deliver the Deposit Materials (or a copy thereof) to Licensee, in accordance with the terms hereof.

     Now, therefore, in consideration of the foregoing, of the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Delivery by Producer. Within fifteen (15) days after execution of this Agreement, Producer shall deliver to Fort Knox the Deposit Materials. Fort Knox shall hold the Deposit Materials in accordance with the terms hereof. Fort Knox shall have no obligation to verify the completeness or accuracy of the Deposit Materials.

     2.  Duplication; Updates.

     (a) Fort Knox may duplicate the Deposit Materials by any means in order to comply with the terms and provisions of this Agreement, provided that Licensee shall bear the expense of duplication. Alternatively, Fort Knox, by notice to Producer, may require Producer to reasonably promptly duplicate the Deposit Materials.

     (b) Producer shall deposit with Fort Knox any modifications, updates, new releases or documentation related to the Deposit Materials by delivering to Fort Knox an updated version of the Deposit Materials ("Additional Deposit") as soon as practicable after the modifications, updates, new releases and documentation have been developed by Producer. Fort Knox shall have no obligation to verify the accuracy or completeness of any Additional Deposit or to verify that any Additional Deposit is in fact a copy of the Deposit Materials or any modification, updates, or new release thereof. If the Additional Deposit is an upgrade to the Deposit Materials, Fort Knox shall return the original Deposit Materials to the Producer.

     3. Notification of Deposits. Simultaneous with the delivery to Fort Knox of the Deposit Materials or any Additional Deposit, as the case may be, Producer shall deliver to Fort Knox and to Licensee a written statement specifically identifying all items deposited and stating that the Deposit

Materials or any Additional Deposit, as the case may be, so deposited have been inspected by Producer and are complete and accurate.

          4.   4.1     Delivery by Fort Knox to Licensee. Fort Knox shall
     deliver the Deposit Materials, or a copy thereof, to Licensee only in the event that:

          (a) Producer notifies Fort Knox to effect such delivery to Licensee at a specific address, the notification being accompanied by a check payable to Fort Knox in the amount of one hundred dollars ($100.00); or

          (b)  Fort Knox receives from Licensee:

               (i) written notification (with specific details) that Producer has failed in a material respect to support the applicable Systems as required by the license agreement ("License Agreement") between Licensee and Producer or that Producer has otherwise defaulted in a material respect under the License Agreement ("Producer Default");

               (ii) evidence satisfactory to Fort Knox that Licensee has previously notified Producer of such Producer Default in writing;

               (iii) a written demand that the Deposit Materials be released and delivered to Licensee;

               (iv) a written undertaking from the Licensee that the Deposit Materials being supplied to the Licensee will be used only as permitted under the terms of the License Agreement;

               (v)    specific instructions from the Licensee for this delivery;
     and

               (vi) a certified or cashier's check payable to Fort Knox in the amount of five hundred dollars ($500.00).

          (c) If the provisions of paragraph 4.1(a) are satisfied, Fort Knox shall, within five business days after receipt of the notification and check specified in paragraph 4.1(a), deliver the Deposit Materials in accordance with the applicable instructions.

          (d) If the provisions of paragraph 4.1(b) are met, Fort Knox shall, within five (5) business days after receipt of all the documents specified in paragraph 4.1(b), send by certified mail to Producer a photostatic copy of all such documents. Producer shall have ten (10) days from the date on which Producer receives such documents ("Objection Period") to notify Fort Knox of its objection ("Objection Notice") to the release of the Deposit Materials to Licensee and to request that the issue of Licensee's entitlement to a copy of the Deposit Materials be submitted to arbitration in accordance with the following provisions:

               (i) If Producer shall send an Objection Notice to Fort Knox during the Objection Period, the matter shall be submitted to, and settled by arbitration by, a panel of three (3) arbitrators chosen by the Illinois Regional Office of the American Arbitration Association in accordance with the rules of the American Arbitration Association. The arbitrators shall apply Illinois law. At least one (1) arbitrator shall be reasonably familiar with the computer software industry. The decision of the arbitrators shall be binding and conclusive on all parties involved, and judgment upon their decision may be entered in a court of competent jurisdiction. All costs of the arbitration incurred by Fort Knox, including reasonable attorneys' fees and costs, shall be paid by the party which does not prevail in the arbitration; provided, however, if the arbitration is settled prior to a decision by the arbitrators, the Producer and Licensee shall each pay 50% of all such costs.

              (ii) Producer may, at any time prior to the commencement of arbitration proceedings, notify Fort Knox that Producer has withdrawn the Objection Notice. Upon receipt of any such notice from Producer, Fort Knox shall reasonably promptly deliver the Deposit Materials to Licensee in accordance with the instructions specified in paragraph 4.1(b)(v).

          (e) If, during the Objection Period, Fort Knox has not received an Objection Notice from Producer, then Fort Knox shall reasonably promptly deliver the Deposit Materials to Licensee in accordance with the instructions specified in paragraph 4.1(b)(v).

              4.2 Delivery by Fort Knox to Producer. Fort Knox shall release and deliver the Deposit Materials to Producer upon termination of this Agreement in accordance with paragraph 7(a) hereof.

              4.3 Notwithstanding the provisions of paragraph 4.1, if Licensee believes in good faith that it will suffer irreparable harm to its business and operations in the event of delay caused by compliance with the terms of paragraph 4.1, or in the event that release of the Deposit Materials is wrongfully delayed by Licensor, Licensee may petition a court of competent jurisdiction for injunctive relief to prevent such delay and/or to order release of the Deposit Materials. Any and all costs incurred by Fort Knox in connection therewith, including reasonable attorneys' fees and costs, shall be borne 50% by each of Producer and Licensee.

          5. Indemnity. Producer and Licensee shall, jointly and severally, indemnify and hold harmless Fort Knox and each of its directors, officers, agents, employees and stockholders ("Fort Knox Indemnitees") absolutely and forever, from and against any and all claims, actions, damages, suits, liabilities, obligations, costs, fees, charges, and any other expenses whatsoever, including reasonable attorneys' fees and costs, that may be asserted against any Fort Knox Indemnitee in connection with this Agreement or the performance of Fort Knox or any Fort Knox Indemnitee hereunder.

          6.  Disputes and Interpleader.

          (a) In the event of any dispute between any of Fort Knox, Producer and/or Licensee relating to delivery of the Deposit Materials by Fort Knox or to any other matter arising out of this Agreement, Fort Knox may submit the matter to any court of competent jurisdiction in an interpleader or similar action. Any and all costs incurred by Fort Knox in connection therewith, including reasonable attorneys' fees and costs, shall be borne 50% by each of Producer and Licensee.

          (b) Fort Knox shall perform any acts ordered by any court of competent jurisdiction, without any liability or obligation to any party hereunder by reason of such act.

          7.  Term and Renewal.

          (a) The initial term of this Agreement shall be two years, commencing on the date hereof (the "Initial Term"). This Agreement shall be automatically extended for an additional term of one year ("Additional Term") at the end of the Initial Term and at the end of each Additional Term hereunder unless, on or before ninety (90) days prior to the end of the Initial Term or an Additional Term, as the case may be, any party notifies the other parties that it wishes to terminate the Agreement at the end of such term.

          (b) In the event of termination of this Agreement in accordance with paragraph 7(a) hereof, Licensee shall pay all fees due Fort Knox and shall promptly notify Licensee that this Agreement has been terminated and that Fort Knox shall return to Producer all copies of the Deposit Materials then in its possession.

          (c) In the event of termination of this Agreement in accordance with paragraph 8(b) hereof, Producer shall promptly notify Licensee that this Agreement has been terminated.

          8. Fees. Producer shall pay to Fort Knox the applicable fees in accordance with Exhibit 1 as compensation for Fort Knox's services under this Agreement.

          (a) Payment. Fort Knox shall issue an invoice to Producer following execution of this Agreement ("Initial Invoice"), on the commencement of any Additional Term hereunder, and in connection with the performance of any additional services hereunder. Payment is due upon receipt of invoice. All fees and charges are exclusive of, and Producer is responsible for the payment of, all sales, use and like taxes. Fort Knox shall have no obligations under this Agreement until the Initial Invoice has been paid in full by Producer.

          (b) Nonpayment. In the event of non-payment of any fees or charges invoiced by Fort Knox, Fort Knox shall give notice of non-payment of any fee due and payable hereunder to the Producer and, in such an event, the Producer shall have the right to pay the unpaid fee within ten (10) days after receipt of notice from Fort Knox. If Producer fails to pay in full all fees due during such ten (10) day period, Fort Knox shall give notice of non-payment of any fee due and payable hereunder to Licensee and, in such event, Licensee shall have the right to pay the unpaid fee within ten
     (10) days of receipt of such notice from Fort Knox. Upon payment of the unpaid fee by either the Producer or Licensee, as the case may be, this Agreement shall continue in full force and effect until the end of the applicable term. Failure to pay the unpaid fee under this paragraph 8(b) by both Producer and Licensee shall result in termination of this Agreement.

          9. Ownership of Deposit Materials. The parties recognize and acknowledge that ownership of the Deposit Materials shall remain with Producer at all times.

          10. Available Verification Services. Upon receipt of a written request from Licensee, Fort Knox and Licensee may enter into a separate agreement pursuant to which Fort Knox will agree, upon certain terms and conditions, to inspect the Deposit Materials for the purpose of verifying its relevance, completeness, currency, accuracy and functionality ("Technical Verification Agreement"). Upon written request from Producer, Fort Knox will issue to Producer a copy of any written technical verification report rendered in connection with such engagement. If Fort Knox and Licensee enter into such Technical Verification Agreement, Producer shall reasonably cooperate with Fort Knox by providing its facilities, computer systems, and technical and support personnel for technical verification whenever reasonably necessary. If requested by Licensee, Producer shall permit one employee of Licensee to be present at Producer's facility during any such verification of the Deposit Materials. Results of shall technical verification shall be kept in confidence by the parties.

          11. Bankruptcy. Producer and Licensee acknowledge that this Agreement is an "agreement supplementary to" the License Agreement as provided in
     Section 365 (n) of Title 11, United States Code (the "Bankruptcy Code"). Producer acknowledges that if Producer as a debtor in possession or a trustee in Bankruptcy in a case under the Bankruptcy Code rejects the License Agreement or this Agreement, Licensee may elect to retain its rights under the License Agreement and this Agreement as provided in

Section 365 (n) of the Bankruptcy Code. Upon written request of Licensee to Producer or the Bankruptcy Trustee, Producer or such Bankruptcy Trustee shall not interfere with the rights of Licensee as provided in the License Agreement and this Agreement, including the right to obtain the Source Material from Fort Knox.

     12.  Miscellaneous.

     (a) Remedies. Except for actual fraud, gross negligence or intentional misconduct, Fort Knox shall not be liable to Producer or to Licensee for any act, or failure to act, by Fort Knox in connection with this Agreement. Any liability of Fort Knox regardless of the cause shall be limited to the actual cost of new blank magnetic media. Fort Knox will not be liable for special, indirect, incidental or consequential damages hereunder.

     (b) Natural Degeneration; Updated Version. In addition, the parties acknowledge that as a result of the passage of time alone, the Deposit Materials are susceptible to loss of quality ("Natural Degeneration"). It is further acknowledged that Fort Knox shall have no liability or responsibility to any person or entity for any Natural Degeneration. For the purpose of reducing the risk of Natural Degeneration, Producer shall deliver to Fort Knox a new copy of the Deposit Materials at least once every three years.

     (c) Permitted Reliance and Abstention. Fort Knox may rely and shall be fully protected in acting or refraining from acting upon any notice or other document believed by Fort Knox in good faith to be genuine and to have been signed or presented by the proper person or entity. Fort Knox shall have no duties or responsibilities except those expressly set forth herein.

     (d) Independent Contractor. Fort Knox is an independent contractor, and is not an employee or agent of either the Producer or Licensee.

     (e) Amendments. This Agreement shall not be modified or amended except by another agreement in writing executed by the parties hereto.

     (f) Entire Agreement. This Agreement, including all exhibits hereto, supersedes all prior discussions, understandings and agreements between the parties with respect to the matters contained herein, and constitutes the entire agreement between the parties with respect to the matters contemplated herein. All exhibits attached hereto are by this reference made a part of this Agreement and are incorporated herein.

     (g) Counterparts; Governing Law. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois.

     (h) Confidentiality. Fort Knox will hold and release the Deposit Materials only in accordance with the terms and conditions hereof, and will maintain the confidentiality of the Deposit Materials and will use the Deposit Materials only in accordance with this Agreement.

     (i) Notices. All notices, requests, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and shall be delivered by hand or by commercial overnight delivery service which provides for evidence of receipt, or mailed by certified mail, return receipt requested, postage prepaid, and addressed as follows:


              (i)  If to Producer:

                   to the address listed on the signature page hereof


             (ii)  If to Licensee:

                   to the address listed on the signature page hereof

            (iii)  If to Fort Knox:

                   Fort Knox Escrow Services, Inc. 3539-A Church
                   Street Clarkston, Georgia 30021-1717 Attn:
                   Contracts Administrator

          If delivered personally or by commercial overnight delivery service, the date on which the notice, request, instruction or document is delivered shall be the date on which delivery is deemed to be made, and if delivered by mail, the date on which such notice, request, instruction or document is received shall be the date on which delivery is deemed to be made. Any party may change its address for the purpose of this Agreement by notice in writing to the other party as provided herein.

          (j) Survival. Paragraphs 5, 6, 8, 9 and 11 shall survive any termination of this Agreement.

          (k) No Waiver. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power or single or partial exercise of any right, power or remedy by any party will preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No express waiver or assent by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or an assent to any succeeding breach of or default in the same or any other term or condition hereof.


     IN WITNESS WHEREOF each of the parties has caused its duly authorized officer to execute this Agreement as of the date and year first above written.


                  Fort Knox Escrow Services

                  By:

                  Title:


                  Producer

                  By:

                  Title:

                  Address:


                               Attention:


                  Licensee

                  By:

                  Title:

                  Address:



                               Attention:

                                   EXHIBIT 1




Fees to be paid by Producer shall be as follows:


          Initialization fee (one time only)          $ 750


          Annual maintenance/storage fee
           (includes one Deposit Material update)     $ 800/Product


          Additional Updates                          $ 100/Product
           (above one per year)



Payable by Licensee:


          Due Upon Licensee's Request for Release
           of Deposit Materials                       $500/Product per Licensee


A ten percent discount is credited towards the initialization fee for current Fort Knox clients. Fees due upon receipt of signed contract or deposit material, whichever comes first. Thereafter, fees shall be subject to their current pricing, provided that such prices shall not increase by more than 10% per year.

                                   EXHIBIT 2

B-1 Product Name
                 --------------------------------------------------------------

Version #
          ---------------------------------------------------------------------

Description of Materials Deposited:   Date:
                                            -----------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

       Updates

Version #
          ---------------------------------------------------------------------

Description of Materials Deposited:   Date:
                                            -----------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------


B-2 Product Name
                 --------------------------------------------------------------
Version #
          ---------------------------------------------------------------------

Description of Materials Deposited:   Date:
                                            -----------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

       Updates

Version #
          ---------------------------------------------------------------------

Description of Materials Deposited:   Date:
                                            -----------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                                   EXHIBIT F

                                SPSS COMPETITORS


COMPANY                                     PRODUCT
-------                                     -------
STATSOFT                                    ALL
MINITAB                                     ALL
SAS Institute/Abacus                        SAS/JMP/STATVIEW
DATADESK                                    ALL
MANUGISTICS                                 STATGRAPHICS
STATA                                       ALL
QUALITY AMERICA                             ALL
PQ SYSTEMS                                  ALL
HERTZLER                                    ALL
DATAMYTE                                    ALL
MATHSOFT                                    S+ PRODUCT

                                   EXHIBIT G

                                ELECTRONIC BOOKS


     Content contained in the following book(s) may be included in electronic format on CDs sold as part of "Other SPSS Integrated Versions" as defined in paragraph 1.2.


     ISBN# 013-455677-1 SPSS 6.1 for Windows Brief Guide
     ISBN# 013-656885-8 SPSS 7.5 for Windows Brief Guide
     ISBN# 013-687914-4 SPSS 8.0 for Windows Brief Guide
     ISBN# 013-618885-0 SYSTAT 6.0 for Windows Brief Guide

     Content from other titles may be added from time to time with written consent of the Publisher.